September 25, 1998



Optek Technology, Inc.
1215 West Crosby Road
Carrollton, Texas 75006

     Re:  Optek Technology, Inc.

Gentlemen:

     Optek Technology, Inc., a Delaware corporation (the "Company"), has filed with the Securities and Exchange Commission its Registration Statement on Form S-8 (the "Registration Statement") relating to 100,000 shares of its Common Stock, par value $0.01 per share (the "Common Stock), issuable under the Company's Directors' Formula Compensation Plan (the "Plan").

     We have acted as counsel for the Company in connection with the offering of the 100,000 shares which may be acquired pursuant to the Plan and the registration under the Securities Act of 1933, as amended, of such shares and are familiar with the proceedings taken and proposed to be taken by them in connection therewith. We are familiar with the corporate law of the State of Delaware under which the Company is incorporated and exists, and we have examined such documents and corporate proceedings, and have made such further examinations and inquiries, as we deem necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the 100,000 shares issuable upon exercise of options granted pursuant to the Plan by participants therein, when issued pursuant to the terms of the options and the Plan will be validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                              Yours very truly,

                              HEWITT & HEWITT, P.C.



                              By:
                                  Christopher M. Hewitt
                                  President
CMH:ds